Exhibit 99.1
AMETEK Announces Record Third Quarter Results and
Raises Full Year Guidance

Berwyn, Pa., October 30, 2025 – AMETEK, Inc. (NYSE: AME) today announced record financial results for the third quarter ended September 30, 2025.

AMETEK’s third quarter 2025 sales were a record $1.89 billion, an 11% increase over the third quarter of 2024. On a GAAP basis, third quarter earnings per diluted share were $1.60. Adjusted earnings in the quarter were a record $1.89 per diluted share, up 14% from the third quarter of 2024. Adjusted earnings adds back non-cash, after-tax, acquisition-related intangible amortization of $0.22 per diluted share and excludes acquisition-related pre-tax costs of $19.7 million, or $0.07 per diluted share, for the FARO Technologies acquisition.

GAAP operating income was a record $488.4 million, or 25.8% of sales. Adjusted operating income was a record $496.1 million, up 11% versus last year’s third quarter. A reconciliation of reported GAAP results to adjusted results is included in the financial tables accompanying this release and on the AMETEK website.

"AMETEK delivered impressive results in the third quarter, highlighted by double digit growth in sales, orders and earnings per share, along with an outstanding 90 basis points of margin expansion excluding the impact of recent acquisitions," stated David A. Zapico, AMETEK Chairman and Chief Executive Officer. "The strength of the AMETEK Growth Model and the excellent contributions from our colleagues led to record results in the quarter."

Electronic Instruments Group (EIG)
EIG sales in the third quarter were a record $1.25 billion, an increase of 10% over the same period in 2024. On a GAAP basis, EIG’s third quarter operating income was $352.4 million, or 28.3% of sales. Adjusted EIG operating income was $360.2 million, up 6% from the prior year.

"EIG delivered solid results in the quarter with strong profit growth and 50 basis points of margin expansion excluding the impact of recent acquisitions," stated Mr. Zapico. “Additionally, we are pleased with the progress of the Faro Technologies integration and excited for the growth opportunities ahead for our expanded metrology platform.”

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Electromechanical Group (EMG)
EMG sales in the third quarter were a record $646.3 million, up 13% from the third quarter of 2024. EMG’s third quarter operating income increased 25% to a record $163.9 million, and operating income margins were 25.4% in the quarter, up 250 basis points versus the prior year’s results.

“EMG's third quarter results were outstanding, with broad based sales and orders growth led by Paragon Medical, resulting in record operating income and sizeable margin expansion," noted Mr. Zapico. "This performance reflects the strength of our differentiated businesses and our unwavering focus on operational excellence."

2025 Outlook
“Our businesses performed exceptionally well in the third quarter, delivering strong growth and impressive operating results,” noted Mr. Zapico. “AMETEK’s flexible operating structure, diverse and attractive end market exposures, and strong cash flows position us well for sustained success.”

“For 2025, we continue to expect overall sales to be up mid-single digits compared to 2024. Adjusted earnings per diluted share are now expected to be in the range of $7.32 to $7.37, up 7% to 8% over the comparable basis for 2024. This is an increase from our previous guidance range of $7.06 to $7.20,” he added.

“For the fourth quarter of 2025, overall sales are expected to be up approximately 10% compared to the same period last year. Adjusted earnings in the quarter are anticipated to be in the range of $1.90 to $1.95 per share, up 2% to 4% compared to the fourth quarter of 2024," concluded Mr. Zapico.

Conference Call
AMETEK will webcast its third quarter 2025 investor conference call on Thursday, October 30, 2025, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

About AMETEK
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annualized sales of approximately $7.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, Technology Innovation, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for 95 years and is a component of the S&P 500. For more information, visit www.ametek.com.

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Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance, are "forward-looking statements." Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ materially from expectations. These factors and uncertainties include risks related to AMETEK’s ability to consummate and successfully integrate future acquisitions; risks with international sales and operations, including supply chain disruptions, tariffs, trade disputes and currency conditions; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Forms 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610.889.5247

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AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales	$1,892,641	$1,708,564	$5,402,668	$5,179,578

Cost of sales	1,206,505	1,092,754	3,455,643	3,347,860
Selling, general and administrative	197,756	169,959	542,190	521,137
Total operating expenses	1,404,261	1,262,713	3,997,833	3,868,997
Operating income	488,380	445,851	1,404,835	1,310,581
Interest expense	(22,514)	(25,118)	(58,364)	(90,962)
Other (expense) income, net	(17,901)	(1,888)	(22,115)	(2,435)
Income before income taxes	447,965	418,845	1,324,356	1,217,184
Provision for income taxes	76,549	78,604	242,815	228,317
Net income	$371,416	$340,241	$1,081,541	$988,867

Diluted earnings per share	$1.60	$1.47	$4.67	$4.26
Basic earnings per share	$1.61	$1.47	$4.69	$4.28

Weighted average common shares outstanding:
Diluted shares	231,670	232,224	231,561	232,188
Basic shares	230,733	231,342	230,740	231,292

Dividends per share	$0.31	$0.28	$0.93	$0.84

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales:
Electronic Instruments	$1,246,332	$1,134,588	$3,549,576	$3,444,980
Electromechanical	646,309	573,976	1,853,092	1,734,598
Consolidated net sales	$1,892,641	$1,708,564	$5,402,668	$5,179,578

Operating income:
Segment operating income:
Electronic Instruments	$352,437	$338,963	$1,050,915	$1,041,760
Electromechanical	163,875	131,519	436,481	345,312
Total segment operating income	516,312	470,482	1,487,396	1,387,072
Corporate administrative expenses	(27,932)	(24,631)	(82,561)	(76,491)
Consolidated operating income	$488,380	$445,851	$1,404,835	$1,310,581

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AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	September 30,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$439,237	$373,999
Receivables, net	1,135,967	948,830
Inventories, net	1,153,074	1,021,713
Other current assets	333,267	258,490
Total current assets	3,061,545	2,603,032

Property, plant and equipment, net	845,603	818,611
Right of use assets, net	267,589	235,666
Goodwill	7,185,294	6,555,877
Other intangibles, investments and other assets	4,822,226	4,417,983
Total assets	$16,182,257	$14,631,169

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$1,038,143	$654,346
Accounts payable and accruals	1,611,660	1,444,241
Total current liabilities	2,649,803	2,098,587

Long-term debt, net	1,426,072	1,425,375
Deferred income taxes and other long-term liabilities	1,579,506	1,451,903
Stockholders' equity	10,526,876	9,655,304
Total liabilities and stockholders' equity	$16,182,257	$14,631,169

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AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,
	2025	2024
EIG Segment operating income (GAAP)	$352,437	$338,963
Acquisition-related costs(1)	7,750	—
Adjusted EIG Segment operating income (Non-GAAP)	$360,187	$338,963

Operating income (GAAP)	$488,380	$445,851
Acquisition-related costs(1)	7,750	—
Adjusted Operating income (Non-GAAP)	$496,130	$445,851

Other Income (Expense), net	$(17,901)	$(1,888)
Acquisition-related costs(1)	11,992	—
Adjusted Other Income (Expense), net	$(5,909)	$(1,888)

Diluted earnings per share (GAAP)	$1.60	$1.47
Acquisition-related costs(1)	0.09	—
Income tax benefit on acquisition-related costs(1)	(0.02)	—
Pretax amortization of acquisition-related intangible assets	0.29	0.26
Income tax benefit on amortization of acquisition-related intangible assets	(0.07)	(0.06)
Rounding	—	(0.01)
Adjusted Diluted earnings per share (Non-GAAP)	$1.89	$1.66

			Change
EIG Segment operating margin (GAAP)	28.3%	29.9%
Acquisition-related costs(1)	0.6%	—%
Dilutive impact of acquisitions(2)	1.5%	—%
Adjusted EIG Segment operating margin (Non-GAAP)	30.4%	29.9%	0.5%

Operating income margin (GAAP)	25.8%	26.1%
Acquisition-related costs(1)	0.4%	—%
Dilutive impact of acquisitions(2)	0.8%	—%
Adjusted Operating income margin (Non-GAAP)	27.0%	26.1%	0.9%
______________________
(1) - Acquisition-related costs are comprised of integration costs recorded in Cost of Sales and transaction costs unique to completed business combinations recorded in Other Income (Expense), net.
(2) - Excludes the dilutive impact from acquisitions completed in the last twelve months.

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AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Forecasted Diluted Earnings Per Share
	Three Months Ended		Year Ended
	December 31, 2025		December 31, 2025
	Low	High	Low	High

Diluted earnings per share (GAAP)	$1.68	$1.73	$6.34	$6.39
Pretax amortization of acquisition-related intangible assets	0.29	0.29	1.20	1.20
Income tax benefit on amortization of acquisition-related intangible assets	(0.07)	(0.07)	(0.29)	(0.29)
Acquisition-related costs(1)	—	—	0.09	0.09
Income tax benefit on acquisition-related costs(1)	—	—	(0.02)	(0.02)
Adjusted Diluted earnings per share (Non-GAAP)	$1.90	$1.95	$7.32	$7.37
______________________
(1) - Acquisition-related costs are comprised of integration costs recorded in Cost of Sales and transaction costs unique to completed business combinations recorded in Other Income (Expense), net.

Use of Non-GAAP Financial Information
The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
The non-GAAP financial measures referenced in this press release include adjusted operating income, adjusted operating margin, and adjusted earnings per share. These measures are adjusted to exclude items that management does not consider indicative of AMETEK’s ongoing operational performance, such as after-tax acquisition-related intangible amortization and acquisition-related costs (including transaction costs, purchase accounting adjustments, and integration costs).
In providing forward-looking guidance for quarterly and full-year GAAP and non-GAAP measures, the Company has not included adjustments, such as acquisition-related costs, whose timing and/or magnitude are contingent on future events.
The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers.

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